Exhibit 99.1

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
415.659.3580
onapolitano@fibertower.com

Investor Contact:
Cathy Mattison / Carolyn Capaccio
Lippert/Heilshorn & Associates, Inc.
415.433.3777
cmattison@lhai.com

FIBERTOWER REPORTS 2011 SECOND QUARTER RESULTS

San Francisco, CA, August 4, 2011 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, reported results for the second quarter and six months ended June 30, 2011.

Highlights for the Quarter

•                  Service revenues net of early termination liability (ETL) grew 11% to $20.0 million in the 2011 second quarter from $18.1 million in the 2010 second quarter.

•                  Average monthly revenue per deployed site net of ETL was $2,003 in the 2011 second quarter compared to $1,925 in the 2010 second quarter.

•                  Adjusted EBITDA net of ETL was $1.2 million and improved $2.2 million from a negative $1.0 million in the 2010 second quarter.

•                  Deployed sites grew 6% to 3,335 at the end of the second quarter of 2011 from 3,136 at the end of the second quarter of 2010.

•                  Capital expenditures were $3.9 million in the second quarter of 2011 compared to $6.5 million in the 2010 second quarter.

•                  Cash and cash equivalents balance was $12.4 million at June 30, 2011.

Kurt Van Wagenen, FiberTower’s president and chief executive officer, stated, “Our second quarter 2011 results reflected solid Adjusted EBITDA performance despite a revenue decrease from the first quarter.  We maintained sufficient liquidity as we collected ETLs associated with customer disconnects and closely managed our costs and working capital.  We deployed 27 new sites in the quarter for 6% site growth and continue to execute on our capital plan.  While the changing dynamics of the wireless industry and increased competition are creating near-term pressure on the business, we are pursuing opportunities with customers that leverage our microwave expertise as we explore alternatives to address our funding needs.”

2011 Second Quarter Consolidated Results

Service revenues for the three months ended June 30, 2011 increased by $5.0 million, or 27%, to $23.4 million, compared to $18.4 million for the second quarter of 2010.  During the second quarter, FiberTower recorded $3.4 million of non-recurring revenue from the collection of early termination liabilities (ETL).  Revenue excluding the ETL was $20.0 million, increasing 11% compared to the second quarter of 2010. This increase was primarily driven by selling additional capacity and Ethernet services.

In addition to the previously announced Clearwire service terminations, the Company is experiencing an increased level of TDM churn as carriers migrate to Ethernet, primarily from

AT&T in the second quarter.  During the second quarter, FiberTower received service terminations from Clearwire and AT&T representing approximately $951 thousand in monthly recurring revenue and $8.3 million in early termination liabilities.  The Company collected $3.3 million of ETL revenue from these customers of which $1.9 million came from Clearwire disconnections related to approximately $434 thousand in monthly recurring revenue.  During the quarter ending June 30, 2011, FiberTower received service terminations from AT&T representing approximately $517 thousand of monthly recurring revenue, which was partially offset by new growth, and collected $1.4 million of ETL revenue.  The Company had $5.6 million of uncollected ETL revenue due from AT&T at June 30, 2011.

Operating expenses were $31.5 million in the second quarter, compared to $28.0 million in the second quarter of 2010.  Included in second quarter 2011 operating expenses is a $3.1 million impairment charge related to the write-off of excess equipment compared to a $0.9 million impairment charge in the second quarter of 2010.  Excluding these charges, operating expenses increased primarily due to increases in cost of service revenues, including higher fiber service provider charges reflecting growth in Ethernet services and fiber network expansion and higher depreciation expense.

Net loss for the second quarter 2011 was $11.5 million, compared to a net loss of $13.1 million in the second quarter of 2010.

Second quarter 2011 Adjusted EBITDA net of ETL was $1.2 million, improving $2.2 million, compared to a negative $1.0 million in the second quarter of 2010.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, severance related to reduction in force, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).  The reconciliation of Adjusted EBITDA, which is a non-GAAP financial measure, to net loss is provided at the end of this release.

Consolidated Results for the Six Months Ended June 30, 2011

Service revenues for the six months ended June 30, 2011 rose 30%, to $46.9 million, compared to $36.2 million for the year ago period.  During the first six months of 2011, FiberTower recorded $5.6 million of non-recurring revenue from the collection of ETLs, including $3.3 million from Clearwire and $2.1 million from AT&T.  Revenue from ETLs during the six months ended June 30, 2010 was $0.9 million. Revenue for the first six months of 2011, net of ETLs was $41.3 million, improving 17% over the same year ago period.

During the first six months of 2011 FiberTower received service terminations from Clearwire and AT&T representing approximately $1.3 million in monthly recurring revenue and $10.9 million in early termination liabilities. For the six month period ended June 30, 2011, the Company collected $5.5 million of ETL revenue from these customers. For the six month period ending June 30, 2011, the Company collected $3.3 million of ETL revenue from Clearwire related to approximately $690 thousand in monthly recurring revenue.   For the six month period ending June 30, 2011, FiberTower received service terminations from AT&T representing approximately $595 thousand of monthly recurring revenue and $7.5 million of early termination liabilities.  The Company collected $2.1 million in ETL revenue from AT&T during the six month period ended June 30, 2011.

During July, the Company received service terminations from AT&T representing approximately $304 thousand in monthly recurring revenue and $4.1 million in early termination liabilities.

During July, the Company collected $5.6 million in ETL revenue from AT&T and may collect an additional $4.1 million in ETL revenue in the third quarter of 2011 related to the July service terminations.

Net loss for the first half of 2011 was $21.6 million, compared to a net loss of $24.9 million in the first half of 2010.  For the six months ended June 30, 2011, Adjusted EBITDA net of ETL improved $4.9 million to $2.1 million, compared to a negative $2.8 million for the year ago period.

Liquidity and Capital Resources

During the second quarter of 2011, cash consumption was $2.0 million, compared to $5.3 million in the second quarter of 2010.  Outstanding debt, including accretion, at June 30, 2011 was $168.5 million comprised of $133.1 million in the 9.0% Senior Secured Notes due 2016 and $35.4 million in the 9.0% Convertible Senior Secured Notes due 2012.

Capital expenditures for the second quarter of 2011 totaled $3.9 million, compared to $6.5 million in the second quarter of 2010.  Based on the projects completed in the second quarter and the pipeline of new business, the Company is tightening its expected 2011 capital program range to $15-$17 million from $13-$17 million.

Consolidated cash and cash equivalents at June 30, 2011 were $12.4 million, compared to $21.3 million at December 31, 2010.

Thomas Scott, chief financial officer of FiberTower, stated, “On a sequential basis, our second quarter 2011 revenue variance reflected customer service terminations.  We continued to execute our capital plan in the quarter, booking short payback, high-return projects as we work with our customers to rebuild revenue in light of churn.  Given the volatility we are experiencing, our visibility on 2011 revenue and Adjusted EBITDA remains low, preventing us from providing a specific financial outlook.  However, our liquidity at quarter-end reflects both ETL collections and our conservation of cash, and we continue to believe our cash position will be sufficient to cover our estimated liquidity needs at least through June 2012.”

Conference Call Details

FiberTower has scheduled a conference call for Friday, August 5th at 11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time to discuss the second quarter 2011 financial results.  To participate on the live call, please dial 1-877-941-9205 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9818.  The conference ID number is 4458067.

Management will review a slide presentation concurrently via webcast summarizing results for the 2011 second quarter.  Investors may access the webcast and presentation from the “Investor Relations” section of the company’s website at http://www.fibertower.com/corp/investors-presentations-and-events.shtml.

A telephone replay will be available until midnight PT on August 10th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code #4458067.  A webcast replay will also be available at the web address above for 90 days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market.  With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class fiber and microwave networks in 13 major markets and master service agreements with nine U.S. wireless carriers, FiberTower is considered to be the leading alternative carrier for wireless backhaul. FiberTower also provides backhaul and access service to government and enterprise markets. For more information, please visit our website at www.fibertower.com.

Forward-Looking Statements

This news release includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission, or SEC, in its rules, regulations and releases.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include statements regarding, among other things, our future financial performance and results of operations including our expected range of 2011 capital expenditures, our financial and business prospects, the deployment of our services, capital requirements, financing prospects, planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, and anticipated cash balances.

There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements.  These include, among other things, negative cash flows and operating and net losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, competition from alternative backhaul service providers and technologies, along with those risk factors described in the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC.

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Service revenues	$23,434	$18,388	$46,937	$36,211
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	19,017	15,205	35,172	29,202
Sales and marketing	649	1,130	1,347	2,149
General and administrative	3,409	4,610	8,812	9,707
Depreciation and amortization	8,380	7,038	16,395	13,409
Total operating expenses	31,455	27,983	61,726	54,467
Loss from operations	(8,021)	(9,595)	(14,789)	(18,256)
Other income (expense):
Interest expense	(3,398)	(3,486)	(6,781)	(6,848)
Miscellaneous income and expense, net	22	30	41	245
Total other expense, net	(3,376)	(3,456)	(6,740)	(6,603)
Loss before income taxes	(11,397)	(13,051)	(21,529)	(24,859)
Income tax provision	(107)	—	(109)	—
Net loss	$(11,504)	$(13,051)	$(21,638)	$(24,859)

Basic and diluted net loss per share attributable to common stockholders	$(0.24)	$(0.28)	$(0.45)	$(0.54)

Shares used in computing basic and diluted net loss per share	46,101	45,692	45,968	45,648

FIBERTOWER CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$12,371	$21,314
Restricted cash and investments, current portion	6,084	5,923
Accounts receivable, net of allowances of $53 and $43 at June 30, 2011 and December 31, 2010, respectively	10,119	10,446
Prepaid expenses and other current assets	2,061	2,001
Total current assets	30,635	39,684
Restricted cash and investments, net of current portion	2,177	4,067
Property and equipment, net	213,977	222,214
FCC licenses	287,495	287,495
Intangible and other long-term assets, net	5,235	5,010
Total assets	$539,519	$558,470

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$5,102	$8,146
Accrued compensation and related benefits	2,443	2,324
Accrued interest payable	2,137	2,092
Other accrued liabilities	1,463	2,118
Current portion of accrued restructuring costs	920	1,230
Current portion of obligation under capital lease	734	225
Total current liabilities	12,799	16,135
Other liabilities	1,455	1,138
Deferred rent	7,728	7,613
Asset retirement obligations	5,662	5,281
Accrued restructuring costs, net of current portion	273	539
Obligation under capital lease, net of current portion	3,280	3,687
Long-term debt	168,510	164,827
Deferred tax liability	71,904	71,904
Total liabilities	271,611	271,124
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 49,783 and 49,985 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	50	50
Additional paid-in capital	965,392	963,192
Accumulated deficit	(697,534)	(675,896)
Total stockholders’ equity	267,908	287,346
Total liabilities and stockholders’ equity	$539,519	$558,470

FIBERTOWER CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In thousands)

	Six Months Ended
	June 30,
	2011	2010
Operating activities
Net loss	$(21,638)	$(24,859)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,395	13,409
Impairment of long-lived assets and other charges	3,358	976
Increase in carrying value of long-term debt	3,683	5,120
Stock-based compensation	2,228	1,782
Other	696	858
Net changes in operating assets and liabilities:
Accounts receivable, net	327	(1,156)
Prepaid expenses and other current assets	(60)	48
Other long-term assets	(457)	(360)
Accounts payable	(3,044)	2,551
Accrued compensation and related benefits	119	691
Accrued interest payable	45	1,705
Other accrued liabilities	(930)	(169)
Net cash provided by operating activities	722	596
Investing activities
Decrease (increase) in restricted cash and investments	1,729	(100)
Purchase of property and equipment	(11,312)	(8,979)
Net cash used for investing activities	(9,583)	(9,079)
Financing activities
Repurchases of common stock	(134)	—
Proceeds from exercise of stock options	52	7
Net cash (used for) provided by investing activities	(82)	7
Net decrease in cash and cash equivalents	(8,943)	(8,476)
Cash and cash equivalents at beginning of period	21,314	50,669

Cash and cash equivalents at end of period	$12,371	$42,193

Supplemental Disclosures
Cash paid for interest on Notes due 2016	$1,756	$—
Cash paid for interest on Notes due 2012	$1,353	$—

Reconciliation of Non-GAAP Financial Measures:

This news release includes the use of Adjusted EBITDA, which is a non-GAAP financial measure management uses to monitor the financial performance of the Company’s operations.  This measurement, together with GAAP measures such as revenue and loss from operations, assists management in its decision-making processes relating to the operation of the Company’s business.  Adjusted EBITDA is defined as net income (loss) from operations before interest, taxes, depreciation and amortization, impairment and restructuring charges, severance related to reduction in force, stock-based compensation, gain on early extinguishment of debt, debt exchange expenses and other income (expense).  Adjusted EBITDA is not a substitute for loss from operations, net loss, or cash flow provided by (used for) operating activities as determined in accordance with GAAP, as a measure of performance or liquidity.  In addition, the Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.

During the first and second quarters of 2011, the Company recorded $2.2 million and $3.4 million, respectively, in revenue recognized from the collection of early termination liabilities (ETL). As this is not recurring revenue, the Company has adjusted revenue and adjusted EBITDA to exclude the ETL. The following table shows the calculation of the Company’s total Adjusted EBITDA reconciled to net loss and the reconciliation of revenue and Adjusted EBITDA excluding the ETL.

FIBERTOWER CORPORATION

Reconciliation of GAAP to Adjusted EBITDA

(In thousands)

	Three months ended
	6/30/11	3/31/11	6/30/10
Net loss	$(11,504)	$(10,134)	$(13,051)
Adjustments:
Depreciation and amortization	8,380	8,015	7,038
Stock-based compensation	1,063	1,165	879
Reduction in force - severance	—	454	—
Interest expense	3,398	3,383	3,486
Impairment of long-lived assets and other charges and credits	3,146	244	967
Income tax provision	107	2
Adjusted EBITDA	4,590	3,129	(681)
Early termination liability (“ETL”)	(3,391)	(2,244)	(275)
Adjusted EBITDA, net of ETL	$1,199	$885	$(956)

	Six months ended
	6/30/11	6/30/10
Net loss	$(21,638)	$(24,859)
Adjustments:
Depreciation and amortization	16,395	13,409
Stock-based compensation	2,228	1,782
Reduction in force - severance	454	—
Interest expense	6,781	6,848
Impairment of long-lived assets and other charges and credits	3,390	869
Income tax provision	109	—
Adjusted EBITDA	7,719	(1,951)
Early termination liability (“ETL”)	(5,635)	(862)
Adjusted EBITDA, net of ETL	$2,084	$(2,813)

FIBERTOWER CORPORATION Reconciliation of Revenue Adjusted for ETL (In thousands)

	Three months ended
	6/30/11	3/31/11	6/30/10
Service revenues	$23,434	$23,503	$18,388
Early termination liability (“ETL”)	(3,391)	(2,244)	(275)
Service revenues, net of ETL	$20,043	$21,259	$18,113

	Six months ended
	6/30/11	6/30/10
Service revenues	$46,937	$36,211
Early termination liability (“ETL”)	(5,635)	(862)
Service revenues, net of ETL	$41,302	$35,349